Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Names Art A. Garcia and Filippo Passerini to its Board of Directors

NEW YORK, NY – January 25, 2017 - ABM (NYSE:ABM), a leading provider of facility solutions, today announced that its Board of Directors has elected Art A. Garcia and Filippo Passerini as independent directors, effective immediately. Committee appointments for Messrs. Garcia and Passerini will be finalized in March 2017.

Maryellen Herringer, Chairman of the Board of Directors of ABM said, “We welcome Art and Filippo as the newest additions to our board, and look forward to their insights and contributions as ABM continues to execute its transformative 2020 Vision to enhance shareholder value.”

Scott Salmirs, President and Chief Executive Officer of ABM, said, “Art and Filippo bring extensive business knowledge and executive experience to our strong and diverse board. The election of Art and Filippo demonstrates our commitment to long-term succession planning at the Board level, and attracting high caliber leaders as members of our Board.”

Mr. Garcia is the Executive Vice President and Chief Financial Officer of Ryder System, Inc., a publicly-traded commercial fleet and supply chain management solutions company, a position he has held since 2010. Mr. Garcia has held several senior-level positions since joining Ryder in 1997, including the roles of Senior Vice President, Controller and Chief Accounting Officer and Group Director of Accounting Services. Prior to joining Ryder, Mr. Garcia spent 14 years with the Miami office of the accounting firm Coopers & Lybrand LLP as Senior Manager of Business Assurance. Mr. Garcia brings extensive business, financial and management experience to the ABM Board of Directors.

Mr. Passerini is an Operating Executive in U.S. Buyouts at Carlyle Group, a position he has held since 2015. Prior to his tenure at the Carlyle Group, Mr. Passerini was an executive at Procter & Gamble, a leading multinational manufacturer of consumer goods, most recently serving as Officer on Special Assignment to the President and CEO of Procter & Gamble. Prior to that, Mr. Passerini served as Procter & Gamble’s Group President, Global Business Services (GBS) and Chief Information Officer (CIO), respectively. Mr. Passerini joined Procter & Gamble in 1981 and held executive positions globally. Mr. Passerini currently serves on the Board of Directors for Integer Holdings Corporation and United Rentals, Inc. Mr. Passerini brings more than three decades of global experience in operations, information technology, shared services and general management roles to the ABM Board of Directors.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $5.1 billion and over 100,000 employees in 300+ offices throughout the United States and various international locations.

ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Contact:
Investor & Media Relations:	Susie A. Choi
(212) 297-9721
susie.choi@abm.com